Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

INTRUSION INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Common Stock	457(c)	1,505,179(1)	$1.24(2)	$1,866,421.96	$0.0001476	$275.48

		Total Offering Amounts				$1,866,421.96		$275.48

		Total Fees Previously Paid						$—

		Total Fee Offsets						$—

		Net Fee Due						$275.48

(1)	Represents common stock offered for resale by Streeterville Capital, LLC (the “Selling Securityholder”), which shares are issuable by Intrusion, Inc. (the “Company”) pursuant to the Standby Equity Purchase Agreement, dated as of July 3, 2024 (“SEPA”), between the Company and the Selling Securityholder. The maximum number of shares of common stock that may be registered for resale under the SEPA pursuant to this Registration Statement is one-third of the non-affiliate float of 4,515,539 shares of common stock of the Company.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high ($1.28) and low ($1.1993) prices of the shares of common stock on The Nasdaq Capital Market on July 15, 2024 (such date being within five business days of the date that this registration statement was first filed with the SEC).